Exhibit 99.1

Volcon Reports Third Quarter 2021 Financial Report and Provides Corporate Update

AUSTIN, TX (November 15, 2021) - Volcon Inc. (NASDAQ: VLCN), the first all-electric, off-road powersports company, today reported its financial results for the quarter ended September 30, 2021. The Company also provided a corporate update on its business for 2021.

Recent Company Highlights:

●	Listed on the NASDAQ stock exchange

●	Began shipping Grunts in September 2021 to customers across the US and Latin America

●	Grew to over 50 team members as of October 30th, 2021.

●	Commenced launch of nationwide dealership network to bring Volcon products to market across the United States

●	Expanded into six Latin American markets including Mexico, Costa Rica, Paraguay, Guatemala, Belize and Panama

●	Expanded its Round Rock, Texas facilities from one building to three

●	Partnered with Martin Technologies for the development of the Stag electric side-by-side UTV program.

●	Covered by Bloomberg, CNET, Forbes, Yahoo, Gizmodo, Electrek, Jalopnik, Cycle World, Gear Patrol, Robb Report, Inside Hook, Austin Business Journal, Maxim, and many more

●	Released Phase I version of its highly anticipated mobile app for Apple iOS and Android devices

●	Partnered with world class archer and outdoorsman John Dudley to bring the Volcon brand into the hunting world

●	Executed a nationwide consumer tour in Dallas (TX), Birmingham (AL), University Park (PA), North Branch (MN), Costa Mesa (CA), Flagstaff (AZ), Arrington (VA), Moultire (GA)

Management Commentary:

“Volcon is the most exciting and fastest growing company I’ve ever been involved with, having grown from just two founders in mid 2020, to a now publicly traded company listed on the NASDAQ.” said Jordan Davis, Volcon’s CEO. “The response to our official launch has been overwhelming and a confirmation to all of us that now is the time to be an electric vehicle manufacturer in the off-road powersports industry. The excitement has carried over to the press, where we’ve received solid coverage and great reviews from some of the top publications in the industry.

“Over the next five years, we know the move from internal combustion engines to electric will be dramatic and our five year goal is to become the largest off-road 100% dedicated EV powersports manufacturer in this space. Being a young, ambitious, fast-moving company gives us a strategic advantage in the marketplace as bigger companies tend to move much slower when having to pivot to new or emerging technologies. This is reflected by our success in having gone from an idea for the Grunt in 2020, to shipping production units to customers in September of 2021.”

Davis continued, “As we begin to grow our nationwide dealer network, which we just announced on November 8, 2021, off-road enthusiasts will now have the opportunity to see, touch, and feel our vehicles first-hand to appreciate the level of quality our products have. As well, our vehicles and accessories will be sold globally in a planned three-phase rollout to include Latin America in 2021, Canada, Europe, and Africa in 2022, Southeast Asia and Australia in 2023. Another exciting announcement that we recently made is that we’ve partnered with Martin Technologies to bring our automotive-industry expertise to our electric side-by-side UTV program for the Stag. They will be providing chassis and peripheral component development for the all-electric UTV, including working with us on the battery, power electronics systems, vehicle integration methodologies, and new eSPDM Smart Wiring Technology.”

“As we continue to grow, it’s of the utmost importance to us that we meet the needs and expected quality of our customers. As such, we launched the Volcon Center of Excellence, which focuses on building an environment and culture of continuous improvement through lean methodologies and mindset. We identified a huge opportunity to build in continuous improvement not only in process and procedure, but into who we are as a company. It’s widely known and accepted that lean, kaizen, and continuous improvement environments lead to improved quality and profitability, not to mention a level of customer satisfaction we believe will eclipse that of our competitors. These activities, along with a number of other key projects launched during the quarter, have positioned us well in the pursuit of our strategic goals.”

Q3 highlights include:

●	First Grunt delivery to customers: On September 15, 2021, Volcon delivered its first Grunts to customers.

●	IPO: Volcon completed its IPO on October 8, 2021 and sold 3.025 million shares of common stock and raised over $15 million after expenses and commissions to underwriters and raised an additional $1.1 million October 29, 2021 after the underwriter exercised their over allotment option to sell an additional 226,875 shares of common stock.

●	Continuous Improvement: Sustaining engineering group kicked off a project to reduce Grunt production costs in an effort to increase profitability of the product and improve the stability of the supply chain.

●	Retail: Opened a pop-up store in Denver, Colorado to show the first production Grunt units to the public, later taking keys for the future flagship store in the heart of Denver’s RiNo district.

●	Financial Results: The Company’s revenue for the three and nine months ended September 30, 2021 was $75K. The Company’s net loss for the three and nine months ended September 30, 2021 was $5.9 million and $25.3 million, respectively, and loss per share was $2.55 and $11.95, respectively.

●	Adjusted EBITDA: The Company’s adjusted EBITDA for the three and nine months ended September 30, 2021 was a loss of $4.9 million and $10.9 million, respectively. Adjusted EBITDA for the three and nine months ended September 30, 2021 is defined as net loss before: interest expense of $42K and $67K, depreciation and amortization expense of $71K and $135K, and stock-based compensation expense of $849K and $14.3M, respectively.

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations unrelated to our overall performance.

For the latest company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

For more information on the Volcon Grunt: https://www.volcon.com/grunt-explore

About Volcon

Volcon Inc. is the first all-electric, powersports company producing high quality off-road vehicles. Based in Round Rock, Texas, Volcon joins many major electric vehicle manufacturers near Austin, Texas, an area that is poised to become the electric vehicle capital of the world.

Volcon was founded with the mission to enhance the outdoor experience while reducing the industry’s environmental footprint so that adventurers and workers alike can enjoy the outdoors and preserve it for generations to come. Volcon produces all-electric, off-road vehicles that are designed to elevate the adventure experience and help people get things done at work and on the home front.

Volcon’s first product, the innovative Grunt combines a fat tire physique with high-torque electric power and a near-silent drive train which started shipping in September of 2021. Future models include the Runt, which is a youth-sized version of the groundbreaking Grunt. The Stag and Beast will be Volcon’s venture into the rapidly expanding world of UTVs and coming in future years as the company continues to expand.

For more information, please visit: www.volcon.com

For Media

For more information, contact media@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line including the Grunt, Runt, Stag and Beast visit: www.volcon.com

Safe Harbor / Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s ability to complete the nationwide distribution rollout; the Company’s ability to complete its planned three-phase rollout to include Latin America in 2021, Canada, Europe, and Africa in 2022, Southeast Asia and Australia in 2023; and the Company’s ability to increase profitability of its products and improve the stability of the supply chain. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s most recent Form 10-Q filed with the SEC, which is available on the SEC’s website, www.sec.gov.